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                                                                   EXHIBIT 3.1.1

                           CERTIFICATE OF AMENDMENT
                                      OF
                           ARTICLES OF INCORPORATION
                                      OF
                             DETAILS CAPITAL CORP.


The undersigned certifies that:

1. He is the vice president and the secretary of Details Capital Corp., a California corporation (the "Corporation").

2. Article One of the Articles of Incorporation of the Corporation is amended to read:

          The name of the corporation is "DDi Capital Corp."

3. The foregoing amendment of the Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of the sole shareholder in accordance with
     Section 902 of the California Corporation Code. The total number of outstanding shares of the corporation entitled to vote is 1000 shares of Common Stock, $.01 par value. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of the Common Stock.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Executed at Anaheim, California

December 15, 1998

                                      /s/ JOSEPH P. GISCH
                                  -------------------------------
                                  Joseph Gisch, Vice President


                                      /s/ JOSEPH P. GISCH
                                  -------------------------------
                                  Joseph Gisch, Secretary